Exhibit 10.1

EXECUTION VERSION

STOCKHOLDER AGREEMENT

BETWEEN

GENERAL MOLY, INC.

AND

HANLONG (USA) MINING INVESTMENT, INC.

Dated as of December 20, 2010

ARTICLE IX TERMINATION		9

ARTICLE X NOTICES		9
10.1	Notices	9

ARTICLE XI MISCELLANEOUS		11
11.1	Entire Agreement	11
11.2	Amendments	11
11.3	Parties in Interest	11
11.4	Specific Performance	11
11.5	Governing Law; Language	11
11.6	Waiver of Jury Trial	11
11.7	Severability	12
11.8	Headings and Captions	12
11.9	Interpretation	12
11.10	No Waiver of Rights, Powers and Remedies	13
11.11	Counterparts	13
11.12	Rules of Construction	13
11.13	Dispute Resolution	13

ii

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Agreement”), dated December 20, 2010, is between General Moly, Inc., a Delaware corporation (the “Company”), and Hanlong (USA) Mining Investment, Inc., a Delaware corporation (“Hanlong”).

RECITALS

A.            Pursuant to a Securities Purchase Agreement, dated as of March 4, 2010, between the Company and Hanlong (as amended by Amendment No. 1 to Securities Purchase Agreement, dated July 30, 2010, Amendment No. 2 and Waiver to Securities Purchase Agreement, dated October 26, 2010 and Amendment No. 3 to Securities Purchase Agreement, dated December 20, 2010, the “Securities Purchase Agreement”), Hanlong has acquired beneficial ownership of a number of the shares of Common Stock so that the Hanlong Ownership Percentage equals 12.5% and, subject to certain terms and conditions, Hanlong will acquire additional shares of Common Stock so that following the purchase of such shares the Hanlong Ownership Percentage will equal 25% and Hanlong shall have the right to maintain that ownership percentage on the terms of the Securities Purchase Agreement.

B.            The Securities Purchase Agreement contemplates that the Company will enter into a loan agreement with a Prime Chinese Bank for $665,000,000 (the “Bank Loan”) which will be guaranteed by one or more of Hanlong and its Affiliates.

C.            The parties are entering into this Agreement pursuant to the Securities Purchase Agreement.

In consideration of the mutual covenants contained in this Agreement, the parties, intending to be legally bound, agree as follows:

AGREEMENT

ARTICLE I
CERTAIN DEFINITIONS

Terms used herein shall have the respective meanings set forth in Schedule A.

ARTICLE II
ACQUISITION OF EQUITY SECURITIES OR RIGHTS;
OTHER COVENANTS

2.1          Limits on Acquisitions.  Except as specifically permitted by this Agreement (including Section 2 and Section 6), the Hanlong Parties shall not, and shall not suffer or permit any of their Affiliates to, acquire beneficial ownership of any Shares (an “Acquisition”) if the Hanlong Parties and their Affiliates immediately after such Acquisition would beneficially own, in the aggregate, Equity Securities constituting more than the Maximum Percentage.  If the Hanlong Parties are in breach of the first sentence of this Section 2.1, then the Hanlong Parties shall, as promptly as practicable and in a manner consistent with Section 5, dispose of a number of Shares sufficient to cause the Hanlong Parties not to be in breach of the first sentence of this Section 2.1.

2.2          Permitted Acquisition.  No Hanlong Party shall be in breach of Section 2.1 solely because such Hanlong Parties and their respective Affiliates become the beneficial owners of a number of Equity Securities exceeding the Maximum Percentage after and solely because of (a) any action taken by the Company or any Affiliate of the Company (including the repurchase or redemption by the Company or any of its Affiliates of Equity Securities or Rights, the issuance of Equity Securities or Rights, including pursuant to an offer by the Company or any of its Affiliates to its security holders of rights to subscribe for Equity Securities, the expiration of Rights, or the declaration by the Company of a dividend in respect of any class of Equity Securities payable at the election of such security holders either in cash or in Equity Securities) in respect of which no Hanlong Party or Affiliate thereof shall have taken any action except as permitted to be taken by holders of Equity Securities or Rights in their capacities as such (including as a result of action taken by the Company or any of its Affiliates, as a result of action taken in accordance with Article VI, an election not to tender any of such Hanlong Party’s Equity Securities pursuant to any such offer to repurchase or redeem, an election to purchase Equity Securities or Rights pursuant to any such subscription offer or an election to be paid a dividend in respect of the Shares in Equity Securities or Rights instead of cash) or (b) the exercise by Hanlong of its rights to acquire Equity Securities of the Company pursuant to any provisions of the Securities Purchase Agreement, including Sections 6.4(d) and 8.5 of the Securities Purchase Agreement or (c) stock issued to the Hanlong Parties under the terms of the Bridge Loan Agreement; provided, however, that the Hanlong Parties shall be in breach of Section 2.1 if the Hanlong Parties and their Affiliates subsequently acquire additional Equity Securities other than as a result of the actions described in this Section 2.2 and their ownership after such acquisition would exceed the Maximum Percentage.

2.3          Prohibited Actions.  Except as specifically permitted by Article VI, each Hanlong Party shall not, and such Hanlong Party shall not permit any of its Affiliates to:

(a)           solicit proxies with respect to Equity Securities or become a participant in a solicitation of proxies with respect to Equity Securities, in either case within the meaning of Regulation 14A under the Exchange Act, except that any director of the Company may solicit proxies on behalf of the Company or the Hanlong Parties may participate in a solicitation of proxies by the Company, to be voted in accordance with the recommendation of the Board in each case;

(b)           form, join, participate in or otherwise encourage the formation of any Group with respect to Equity Securities if the combined Equity Securities beneficially owned by the Hanlong Parties, their Affiliates and such Group would exceed the Maximum Percentage;

(c)           deposit any Shares in any voting trust or subject any Shares to a voting agreement or other arrangement, as a method of evading or attempting to evade the requirements of this Agreement;

(d)           solicit or encourage an Offer from a Person other than a Hanlong Party or any of their Affiliates; or

(e)           call a meeting of the Company’s stockholders, make a proposal for consideration by the Company’s stockholders (except to the Board), or vote or consent to an amendment of the Company’s charter documents or bylaws (except as permitted by this Agreement).

2.4          Affiliates.  If an Affiliate of a Hanlong Party that has not previously delivered to the Company an undertaking pursuant to this Agreement acquires beneficial ownership of any Equity Securities after the date hereof, the Hanlong Parties shall promptly cause such Affiliate to deliver to the Company an undertaking to be bound by all provisions of this Agreement applicable to the Hanlong Parties.  Each Hanlong Party represents that all such Affiliates, if any, are a party to this Agreement.

ARTICLE III
VOTING, APPRAISAL RIGHTS

3.1          Voting.  Each Hanlong Party shall cause one or more individuals duly authorized by it to vote all of such Hanlong Party’s Shares to be present at all meetings of the stockholders of the Company at which such Hanlong Party shall be entitled to vote, or shall cause proxies to be present at all such meetings, so as to enable all of such Hanlong Party’s Shares to be counted for quorum purposes.  Each Hanlong Party shall cause all of such Hanlong Party’s Shares to be voted:  (a) with respect to any matter submitted for approval by the stockholders of the Company (except those matters described in clause (b) or (c) of this Section 3.1), in such Hanlong Party’s sole discretion, either (i) in the manner recommended by a majority of the Board or (ii) in the same proportion as the holders of the remaining Equity Securities vote with respect to such matter, (b) against any merger, consolidation, recapitalization, dissolution or sale of all or substantially all of the assets of the Company not approved by the Board, and (c) in accordance with the recommendation of the Board with respect to the election, removal or replacement of directors, the filling of any vacancies on the Board, or the increase or decrease in the number of seats on the Board; provided that, the Hanlong Parties shall not be prohibited from voting in their sole discretion with respect to any Hanlong nominee or any matter presented to the stockholders that is contrary to the obligations of the Company under the terms of the Transaction Documents, including the obligations under this Agreement and Article VI of the Securities Purchase Agreement, whether or not recommended by the Board.

3.2          Appraisals.  No Hanlong Party shall exercise appraisal rights as to any matter.

ARTICLE IV
COMPANY DIRECTOR NOMINATIONS; EUREKA MOLY DIRECTOR

4.1          First Hanlong Nominee.  From the date hereof until the later of: (i) such time as the Hanlong Ownership Percentage first falls below 10%; or (ii) if Hanlong has delivered the Guarantee of the Bank Loan, the subsequent expiration or other termination of the Guarantee, the Hanlong Parties shall be entitled to designate one nominee for election to the Board (each individual nominated by Hanlong pursuant to procedures set forth in Section 4.3, being a “Hanlong Nominee” and collectively, the “Hanlong Nominees”); provided, however, that for purposes of this Section 4.1 only, Hanlong Ownership Percentage shall be calculated without respect to outstanding shares of Common Stock that were issued by the Company after the Tranche 1 Closing and prior to the Effective Date (as defined in the Molybdenum Supply Agreement).  Immediately subsequent to the completion of the Tranche 1 Closing, the Company shall take such action as necessary to expand the board of directors or arrange for the resignation of a current director of the Company and appoint the Hanlong Nominee to fill the vacancy created thereby, such Hanlong Nominee to serve until the annual shareholder’s meeting of the Company held in 2013 and his or her successor is elected and qualified.

4.2          Second Hanlong Nominee.  After the Tranche 2 Closing and at all times thereafter until the date that the Hanlong Ownership Percentage first falls below 20%, the Hanlong Parties shall be entitled to designate a second Hanlong Nominee for election to serve on the Board.  Immediately subsequent to the Tranche 2 Closing the Company shall take such action as necessary to expand the board of directors or arrange for the resignation of a current director of the Company and appoint the Hanlong Nominee to fill the vacancy created thereby to serve until no sooner than the second annual meeting of the Stockholders of the Company following the appointment and his or her successor is elected and qualified.  Notwithstanding the foregoing, in no event shall the second Hanlong Nominee be a member of the same class of directors as the first Hanlong Nominee.

4.3          Company Obligations.

(a)           Director Slate, Proxy.  The Company shall include and recommend the election of each Hanlong Nominee in the Board’s slate of nominees submitted and recommended to the Company stockholders for each election of directors in the proxy statement prepared by management of the Company in connection with soliciting proxies for every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.

(b)           Exceptions to the Company Obligations.  Notwithstanding anything herein to the contrary, the Company shall not be obligated to cause to be nominated for election to the Board or recommend to its stockholders the election of any Hanlong Nominee (i) who fails to submit to the Company on a timely basis such questionnaires as the Company may reasonably require of its directors generally and such other information as the Company may reasonably request in connection with its obligations under the Securities Laws, or (ii) the Board or the nominating committee determines in good faith, after consultation with legal counsel, that such action would constitute a breach of its fiduciary duties or applicable law; provided, however, that upon the occurrence of either event set forth in clause (i) or (ii) above, the Company shall promptly notify Hanlong of the occurrence of such event and permit Hanlong to provide an alternative Hanlong Nominee sufficiently in advance of any Board action, the meetings of the stockholders called or written action of stockholders with respect to such election of nominees and the Company shall be subject to its obligations under this Section 4.3 with respect to such alternative Hanlong Nominee.

(c)           Designation of Nominee.  Subject to Sections 4.1 and 4.2, if the Hanlong Parties wish to designate a Hanlong Nominee for election at any meeting of the stockholders of the Company where an election for directors of the Company shall take place, Hanlong shall provide a written notice (the “Nomination Notice”) to the Board, in accordance with the procedures described in the proxy statement for the Company’s most recent annual meeting of stockholders, identifying each Hanlong Nominee whom the Hanlong Parties are entitled to designate.  Upon receiving a Nomination Notice, the Board shall take all actions reasonably necessary to include such Hanlong Nominees among the candidates in the Company’s next election for members of the Board and shall also recommend that the stockholders of the Company vote for each Hanlong Nominee for election to the Board, including providing its written recommendation in any proxy materials presented to the stockholders of the Company for such election.

(d)           No Compensation.  The Hanlong Nominees shall not be compensated by the Company for their service on the Board but shall be reimbursed for their reasonable costs and expenses involved in attending any meetings of the Board.

(e)           Board Size.  The size of the Board will not exceed 10 members.

(f)            Committees.  One or more of the Hanlong Nominees shall be appointed to serve on each committee created by the Board subject to applicable law and exchange regulations.  A Hanlong Nominee shall serve on any executive committee or equivalent committees that the Company may establish.

4.4          Removal, Interim Appointment.  The Company shall take all reasonably necessary action in order to cause the Board to give effect to this Article IV. In the absence of any nomination by the Hanlong Parties of a Hanlong Nominee, the individual or individuals previously nominated by the Hanlong Parties and then serving shall be re-nominated if still eligible to serve as provided herein.  The Hanlong Parties may request, and vote in favor of, the removal of any Hanlong Nominee.  The Hanlong Parties (through a written notice to the Company provided by Hanlong) shall have the right to nominate an individual to fill any vacancy on the Board created by the resignation, removal, incapacity or death of any Hanlong Nominee.  If the Hanlong ownership drops below that specified in Sections 4.1 and 4.2, Hanlong shall promptly cause the Hanlong Nominee to resign from the Board.

4.5          Eureka Moly Representative.

(a)           Eureka Moly Representative.  Following the Tranche 1 Closing until the earlier of (i) the date Hanlong’s Guarantee of the Bank Loan has expired or otherwise been terminated and (ii) the date of the Bank Loan Rejection, Hanlong shall have the right to designate one of the Representatives (the “Hanlong Eureka Representative”) that Nevada Moly is entitled to appoint to the Management Committee of Eureka Moly (the “Eureka Management Committee”).  If the Representatives appointed by Nevada Moly are required to vote as a group with respect to any matter requiring the vote of the Eureka Management Committee, Hanlong shall cause the Hanlong Eureka Representative to vote with the majority of the Representatives in favor or against such matter and if the Hanlong Eureka Representative refuses to so vote, the Company may remove the Hanlong Eureka Representative and such vacancy may be filled by Hanlong under Section 4.5(b).  The Company shall reimburse the Hanlong Eureka Representative for the reasonable costs and expenses of attending Eureka Management Committee meetings.

(b)           Failure to Nominate.  In the absence of any designation by Hanlong of a Hanlong Eureka Representative, the individual previously designated by Hanlong and then serving shall be re-nominated if still eligible to serve.  Hanlong may request, and the Company shall cause, the removal of any Hanlong Eureka Representative, with or without cause.  Hanlong shall have the right to designate the individual to fill any vacancy on the Eureka Management Committee created by the resignation, removal, incapacity or death of any Hanlong Eureka Representative.

ARTICLE V
DISPOSITIONS OF EQUITY SECURITIES

5.1          Manner of Disposition.  Without the prior written consent of the Board, no Hanlong Party shall Transfer or permit any of its Affiliates to Transfer beneficial ownership of any Equity Securities, unless the Transfer is (i) a Transfer to a Permitted Transferee that is or becomes a party to this Agreement in accordance with Section 2.4 or (ii) a Transfer that would not otherwise result in any Person or Group (other than the

Hanlong Parties or their Affiliates) acquiring beneficial ownership of more than 5% of the outstanding Common Stock fully diluted as of the date of such Transfer.

5.2          Pledges, Encumbrances.  No Hanlong Party shall, and no Hanlong Party shall permit any of its Affiliates to, pledge or otherwise encumber any Equity Securities or Rights without making arrangements reasonably satisfactory to the Company to ensure that any Transfer upon foreclosure or similar action will satisfy the requirements of Section 5.1 and this Section 5.2, except that it may pledge the Equity Securities to the Bank providing the Bank Loan as the Bank may require.

5.3          Void Transfers.  Any attempted Transfer in violation of this Agreement shall be void.

5.4          Confer Prior to Disposition.  Hanlong Parties intending to dispose of Common Stock to anyone except other Hanlong Parties shall confer with the Company regarding such disposition at least 19 days before such disposition so that the Company may solicit prospective buyers to facilitate such disposition.

ARTICLE VI
OFFERS FOR THE COMPANY

6.1          Notice of Offer.  If any Person shall make a bona fide offer (an “Offer”) (a) to acquire from the Company or one or more stockholders thereof (by tender or exchange offer or otherwise) more than thirty percent of the outstanding Equity Securities, (b) to acquire all, or substantially all, the assets of the Company, or (c) to effect a merger, consolidation, statutory share exchange or similar transaction between or involving the Company and another Person (the “Proposed Transaction”) and the Board determines, in the exercise of its fiduciary duties, that the Offer and the Proposed Transaction is in the best interests of the Company’s stockholders, then the Company shall give Hanlong notice (the “Offer Notice”) of such Offer promptly upon the Board making such determination, subject to the Hanlong Parties agreeing to hold such information confidential and to not trade in the Shares while in possession of such information prior to a public announcement of such Offer.  In no event shall the Company give Hanlong notice of such Offer less than twenty-one days prior to acceptance of such Offer.

6.2          Competing Offer.  The Hanlong Parties shall have twenty-one days from the receipt of the Offer Notice to deliver a competing offer for the Proposed Transaction to the Board (the “Competing Offer”) and the Board shall, in the exercise of its fiduciary duties, consider in good faith whether the Competing Offer is more favorable to the Company’s stockholders than the terms of the Offer and any other competing proposals for the Proposed Transaction.  In the event that the Board determines the Competing Offer is more favorable to the Company’s shareholders, any provisions of this Agreement that would restrict actions that might be taken by a Hanlong Party or its Affiliates in support of such Competing Offer or the Proposed Transaction contemplated thereby shall be waived.

6.3          Approval of Transaction.  If the Board determines that the Competing Offer is not on terms that the Board determines, in its good faith and reasonable judgment and after consultation with its financial advisor, to be more favorable to the Company’s stockholders than the terms of the Offer or any other competing proposals for the Proposed Transaction, then the Hanlong Parties shall vote in favor of any Proposed Transaction ultimately approved by a majority of the Board (the “Recommended Transaction”) and shall tender, offer, sell or otherwise transfer their Shares pursuant to the terms and conditions of such Recommended Transaction, provided that the terms on which the Hanlong Parties actually transfer their Shares shall not be less favorable than the terms applicable to other stockholders of the Company.  The Hanlong Parties shall, to the same extent as the other stockholders of the Company, execute such other documents and take such other commercially reasonable actions as may be necessary to consummate the tender, sale or other transfer of their Shares pursuant to such Recommended Transaction.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

Each of the Hanlong Parties, and the Company, represents and warrants to the other as of the date of this Agreement as follows:

7.1          Authority.  Such party has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at Law or in equity).

7.2          Authorizations, Permits.  Such party has obtained all authorizations, permits, approvals or consents of any Person, as well as all authorizations, permits, approvals or consents of any Governmental Authority, necessary to enter into and perform its obligations under this Agreement.

7.3          No Conflict.  This Agreement and the transactions it contemplates do not conflict with any Law applicable to it or any agreement to which it is a party or constitute a default under any such agreement.

ARTICLE VIII
LEGEND

8.1          Legend.  The Company shall cause a legend substantially similar to the following to be placed on each certificate representing any Equity Securities or Rights issued to each Hanlong Party or its Affiliates:

“The securities represented by this certificate are subject to a Stockholder Agreement dated as of December 20, 2010, copies of which are available from General Moly, Inc. upon request, and any sale, pledge, hypothecation, transfer, assignment or other disposition of such securities is subject to such Stockholders Agreement.”

8.2          New Certificates.  Upon surrender to the Company of any certificate representing any Equity Securities or Rights disposed of by a Hanlong Party in a transaction described in Section 5.1(ii) or in clause (a), (b) or (c) of the definition of “Transfer” in Schedule A, the Company shall promptly cause to be issued (a) to the transferee or transferees of such Equity Securities or Rights one or more certificates without the legend set forth in Section 8.1 and (b) to the holder of Equity Securities or Rights represented by such certificates so surrendered one certificate representing such Equity Securities or Rights, if any, as shall not have been so disposed of, with the legend set forth in Section 8.1.  Upon termination of this Agreement pursuant to Article IX below and the surrender to the Company of any certificate representing Equity Securities or Rights, the Company shall cause to be issued to the holder of such Equity Securities or Rights one or more certificates without the legend set forth in Section 8.1.

ARTICLE IX
TERMINATION

The rights and obligations of the parties hereto under Articles II, III, V and VI shall terminate at the earliest of (a) such time as the Hanlong Parties beneficially own less than 10% of the Common Stock (calculated without regard to the issuance of any shares by the Company that are not subject to the Hanlong Parties right to participate in such issuance under Section 6.4 of the Securities Purchase Agreement), (b) the date of the termination of the Securities Purchase Agreement, (c) the date that is six months after the date of Commercial Production, and (d) June 30, 2014.

ARTICLE X
NOTICES

10.1        Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party’s address set forth below or to such other address as a party may designate by notice under this Section 10.1, and shall be either (a) delivered by hand, (b) made by telecopy or facsimile transmission or (c) sent by Federal Express, DHL, UPS or another internationally recognized delivery service.

If to a Hanlong Party:                            Hanlong (USA) Mining Investment, Inc.
Suite 2903, 9 Castlereagh Street
Sydney, NSW 2000 Australia
Attention:  Steven Xiao
Facsimile:  61-29235-2482

With a copy to:                                                             McCarthy Tetrault
Pacific Centre, 777 Dunsmuir Street, Suite 1300
Vancouver, British Columbia V7Y 1K2
Attention:  Joyce Lee
Facsimile:  604-643-7900

With a copy to:                                                             Parr Brown Gee & Loveless
185 South State Street, Suite 800
Salt Lake City, Utah, USA 84111
Attention:  Scott W. Loveless
Facsimile:  801-532-7750

If to the Company:                                             General Moly, Inc.
1726 Cole Blvd.
Suite 115
Lakewood, CO 80401
U.S.A.
Attention:  Chief Executive Officer
Facsimile:  +1 (303) 928-8598

With a copy to:                                                             Holme Roberts & Owen LLP
1700 Lincoln Street
Suite 4100
Denver, CO 80203-4541
U.S.A.
Attention:                                         W. Dean Salter, Esq. and
                                                                                                Charles D. Maguire, Esq.
Facsimile:  +1 (303) 866-0200

All notices, requests, consents and other communications hereunder shall be deemed to have been given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above; (ii) if by telecopy or facsimile transmission, on the day that receipt thereof has been acknowledged by electronic confirmation or otherwise; or (iii) if sent by internationally recognized delivery service, on the day of actual receipt.

ARTICLE XI
MISCELLANEOUS

11.1        Entire Agreement.  This Agreement, including exhibits or other documents referred to herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

11.2        Amendments.  The terms and provisions of the Agreement may be modified, amended or waived, or consent for the departure from such terms and provisions may be granted, only by written consent of the Company and Hanlong.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

11.3        Parties in Interest.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto, their Permitted Transferees, in the case of the Hanlong Parties, and their permitted successors and assigns any benefits, rights or remedies.  Except as contemplated by the definitions of “Hanlong,” “Permitted Transferee” and “Transfer” neither this Agreement nor the rights or obligations of any party may be assigned or delegated (other than, in the case of a Hanlong Party, to a Permitted Transferee), by operation of Law or otherwise without the prior written consent of Hanlong and the Company.

11.4        Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

11.5        Governing Law; Language.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the Laws of the State of New York, including Section 5-1401 of New York General Obligation Law, applicable to agreements made and to be performed entirely within the State of New York, without giving effect to the conflict of law principles thereof that would cause the application of the laws of any jurisdiction other than the State of New York.  This Agreement has been negotiated and executed by the parties in English.  In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall govern.

11.6        Waiver of Jury Trial.  Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

11.7        Severability.  In the event that any court of competent jurisdiction shall determine that any provision, or any portion thereof, contained in this Agreement shall be unreasonable or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court deems it reasonable and enforceable, and as so limited shall remain in full force and effect.  In the event that such court shall deem any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

11.8        Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or constructions of any of the terms or provisions hereof.

11.9        Interpretation.

(a)           Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (iv) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) the terms “year” and “years” mean and refer to calendar year(s) and (vii) all references to “the date hereof,” “the date of this Agreement” or similar terms (but excluding references to the date of execution hereof) refer to the date first above written, notwithstanding that the parties may have executed this Agreement on a later date.

(b)           Unless otherwise set forth herein, references in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) include and incorporate all exhibits, schedules and other attachments thereto, (B) include all documents, instruments or agreements issued or executed in replacement thereof and (C) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular Law referenced herein means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time.  When a reference is made in this Agreement to Articles, Sections or any other subdivision, such reference is to an Article, a Section or other subdivision of this Agreement, unless otherwise indicated.  When a reference is made in this Agreement to a party or parties, such reference is to parties to this Agreement, unless otherwise indicated. Unless otherwise specified, all references to “$” shall be deemed to be references to the lawful currency of the United States.

11.10      No Waiver of Rights, Powers and Remedies.  No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party.  No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies.  No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

11.11      Counterparts.  This Agreement may be executed in counterparts (including by facsimile or similar means of electronic communication), each of which shall be deemed an original and all of which together shall constitute one agreement.

11.12      Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.13      Dispute Resolution.  All disputes between the parties arising out of, relating to or in connection with this Agreement (a “Dispute”) and not otherwise settled by agreement between the parties shall be exclusively and finally settled in accordance with Schedule D of the Securities Purchase Agreement, which hereby is incorporated, mutatis mutandis, by reference into this Agreement.

[Signature page follows]

Executed as of the date first set forth above.

GENERAL MOLY, INC.

By:	/s/ Bruce D. Hansen
Name:	Bruce D. Hansen
Title:	Chief Executive Officer

HANLONG (USA) MINING INVESTMENT, INC.

By:	/s/ Hui Xiao
Name:	Hui Xiao
Title:	President

[Signature Page to Stockholder Agreement]

SCHEDULE A
(to Stockholder Agreement)

Certain Definitions

“Acquisition”:  As defined in Section 2.1.

“Affiliate”:  As defined in Rule 405 under the Securities Act, provided the Company shall not be deemed an affiliate of Hanlong.

“Agreement”:  As defined in the Preamble.

“Bank”:  As defined in the Securities Purchase Agreement.

“Bank Loan”:  As defined in the Recitals.

“Bank Loan Rejection”:  As defined in the Securities Purchase Agreement.

“beneficial ownership” and correlative terms:  As determined pursuant to Rule 13d-3 and Rule 13d-5 under the Exchange Act and any successor regulation, except that in calculating beneficial ownership, Equity Securities that may be acquired pursuant to Rights to acquire Equity Securities that are exercisable more than sixty days after a date shall nevertheless be included as beneficially owned.

“Board”:  The Board of Directors of the Company.

“Commercial Production”:  As defined in the Amended and Restated Eureka Moly Limited Liability Company Agreement, dated February 26, 2008.

“Common Stock”:  The common stock of the Company, par value $0.001 per share.

“Company”:  As defined in the Preamble.

“Competing Offer”:  As defined in Section 6.2.

“Control” and correlative terms:  The possession directly or indirectly of the power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

“Dispute”:  As defined in Section 11.13.

“Equity Securities”:  The Common Stock and any other securities representing equity interests issued by the Company.

“Eureka Management Committee”:  As defined in Section 4.5(a).

“Eureka Moly”:  As defined in the Securities Purchase Agreement.

“Exchange Act”:  The Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Governmental Authority”:  As defined in the Securities Purchase Agreement.

“Group”:  As defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder.

“Guarantee”:  As defined in the Securities Purchase Agreement.

“Hanlong”:  As defined in the Preamble.

“Hanlong Eureka Representative”:  As defined in Section 4.5(a).

“Hanlong Nominee”:  As defined in Section 4.1.

“Hanlong Ownership Percentage”:  As defined in the Securities Purchase Agreement.

“Hanlong Parties”:  Hanlong and any Permitted Transferee of Hanlong who hereafter becomes bound by or who is required to become bound by this Agreement for so long as such Person is or is required to be so bound or would be required to be bound. Any Permitted Transferee of Hanlong will cease to be a Hanlong Party at such time as such Person is no longer an Affiliate of Hanlong.

“Law”:  Any U.S. federal, state or local or any foreign statute, code, ordinance, decree, rule, regulation or general principle of common or civil law or equity.

“Maximum Percentage”:  Following the Tranche 1 Closing under the Securities Purchase Agreement, the Maximum Percentage shall be a Hanlong Ownership Percentage equal to 12.5%, and after the Tranche 2 Closing, if it occurs, a Hanlong Ownership Percentage equal to 25%.  Notwithstanding the foregoing, in the event that the Hanlong Parties’ percentage ownership of the Common Stock is at any time increased beyond the then applicable Maximum Percentage as a result of (i) any transaction or action described in Section 2.2 or Section 6 of the Agreement, or (ii) any acquisition of Common Stock by Hanlong Parties permitted by the provisions of the Securities Purchase Agreement or one of the other Transaction Documents, the Maximum Percentage (both before and after the Tranche 2 Closing) shall thereafter be increased by the amount by which the percentage ownership of the Hanlong Parties immediately after such transaction or action exceeds the prior Maximum Percentage; provided, however, that for purposes of calculating Hanlong Ownership Percentage the aggregate beneficial ownership of Hanlong Parties and their Affiliates of the outstanding Common Stock shall be substituted for Hanlong’s aggregate percentage beneficial ownership of the outstanding Common Stock.

“Nevada Moly”:  As defined in the Securities Purchase Agreement.

“Nomination Notice”:  As defined in Section 4.3(c).

“Offer”:  As defined in Section 6.1.

“Offer Notice”:  As defined in Section 6.1.

“Permitted Future Grants”:  As defined in the Securities Purchase Agreement.

“Permitted Transferees”:  In the case of a Hanlong Party, any Person Controlled by, Controlling, or under common Control with such Hanlong Party.

“Person”:  Any individual, firm, corporation, partnership, limited liability company, trust, joint venture, or other entity.

“Prime Chinese Bank”:  As defined in the Securities Purchase Agreement.

“Recommended Transaction”:  As defined in Section 6.3.

“Rights”:  Securities of the Company exercisable, convertible or exchangeable for or into Equity Securities (with or without consideration) or that carry any right to subscribe for or acquire Equity Securities; provided, however, Rights shall exclude Permitted Future Grants and SARs outstanding as of the Signing Date.

“SEC”:  As defined in the Securities Purchase Agreement.

“Securities Act”:  The Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Laws”:  The Securities Act, the Exchange Act, all regulations promulgated by the SEC, the Laws of any other applicable jurisdiction relating to securities regulation and the rules of any exchange upon which Common Stock is trading.

“Securities Purchase Agreement”:  As defined in the Recitals.

“Shares”:  Equity Securities Beneficially Owned (including pursuant to the ownership of Rights) from time to time by the Hanlong Parties or their Affiliates.

“Subsidiaries”:  As defined in the Securities Purchase Agreement.

“Tranche 1 Closing”:  As defined in the Securities Purchase Agreement.

“Tranche 2 Closing”:  As defined in the Securities Purchase Agreement.

“Transfer”:  Any sale, exchange, pledge or other transfer, directly or indirectly, of Equity Securities, including by the sale or other disposition of Control of an entity that directly or indirectly owns Shares, provided, however, that none of the following shall constitute a Transfer:  (a) any transfer pursuant to any tender or exchange offer for Equity Securities approved by a majority of the Board, (b) a transfer by operation of Law in connection with any merger, consolidation, statutory share exchange or similar transaction involving the Company approved by a majority of the Board, or (c) a transfer pursuant to a plan of liquidation of the Company that has been approved by a majority of the Board.